Contacts:

Caraco Pharmaceutical - Daniel Movens- P: (313) 871-8400

Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Announces an Indefinite Reduction in its Workforce

DETROIT, July 6, 2009 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD), announced today that it is in the process of instituting an indefinite reduction in its workforce of approximately 350 employees in order to align its expenses with the current voluntary cessation of its manufacturing operations in connection with the recent action by the United States Food and Drug Administration (the “FDA”). The timing of the resumption of manufacturing operations, in whole or in part, depends on the outcome of discussions with the FDA. This should have no effect on distributed product sales that we market in the US. The Company may recall some employees to assist us in any remedial action plan that is developed based on such discussions.

Additionally, the Company announced that it has been informed by JPMorgan Chase Bank, N.A. that its $10 million line of credit, of which there is a zero balance, is not available to be drawn down upon until the FDA matter is resolved. This does not have any material impact on the Company’s current financial position.

Manufactured product sales have represented approximately one-third of the Company’s net sales revenue. For Fiscal 2009, net sales of manufactured products and of distributed products were $111.8 million and $225.4 million, respectively. We anticipate working with the FDA for resolution as expeditiously and effectively as possible. We fully expect to emerge as a stronger company while providing quality products to our customers.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the

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production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

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